EXHIBIT 10.3

RECEIVABLES PURCHASE AGREEMENT

between

WORLD FINANCIAL CAPITAL BANK

RPA Seller,

and

WORLD FINANCIAL CAPITAL CREDIT COMPANY, LLC

Purchaser

Dated as of September 29, 2008

-i-

TABLE OF CONTENTS

(continued)

-ii-

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of September 29, 2008 (this “Agreement”) is by and between WORLD FINANCIAL CAPITAL BANK, a Utah industrial bank, (“WFCB”), as seller (“RPA Seller”), and WORLD FINANCIAL CAPITAL CREDIT COMPANY, LLC, a Delaware limited liability company, as purchaser (“Purchaser”).

R E C I T A L S:

WHEREAS, Purchaser desires to purchase, from time to time, certain Receivables arising under certain specified Accounts of RPA Seller;

WHEREAS, RPA Seller desires to sell and assign such Receivables to Purchaser, from time to time, upon the terms and conditions hereinafter set forth; and

WHEREAS, it is contemplated that the Receivables purchased hereunder will be transferred by Purchaser to World Financial Capital Master Note Trust (the “Trust”) pursuant to the Transfer and Servicing Agreement, dated as of September 29, 2008 between World Financial Capital Credit Company, LLC, as Transferor, WFCB, as Servicer and the Trust, and that the Trust will thereafter pledge all of its right, title and interest therein to U.S. Bank National Association (“Indenture Trustee”), as Indenture Trustee for the benefit of the Noteholders under the Master Indenture, dated as of September 29, 2008 (the “Indenture”) between Indenture Trustee and the Trust;

NOW, THEREFORE, it is hereby agreed by and between Purchaser and RPA Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Each capitalized term used herein or in any certificate, document, or Conveyance Paper made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning specified in Annex A to the Indenture.

Section 1.2 Other Definitional Provisions. All terms defined directly or by reference in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (ii) terms defined in Article 9 of the UCC as in effect in the State of New York and not otherwise defined in this Agreement are used as defined in that Article; (iii) any reference to each Rating Agency shall only apply to any specific rating agency if such rating agency is then rating any outstanding Series; (iv) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (v) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (vi) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (vii) the term “including” means “including without limitation”; (viii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to any Person include that Person’s successors and assigns; (x) references to any agreement refer to that agreement as amended, supplemented or otherwise modified from time to time; and (xi) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

ARTICLE II

SALE AND CONTRIBUTION OF RECEIVABLES

Section 2.1 Sales and Contributions.

(a) RPA Seller hereby transfers, assigns, sets over and otherwise conveys to Purchaser without recourse (except as expressly provided herein), and Purchaser purchases and/or accepts as a capital contribution, as applicable, from RPA Seller, all of RPA Seller’s right, title and interest in and to the Receivables existing as of the opening of business on the Initial Cut Off Date and thereafter arising from time to time in the Accounts and all Related Assets with respect thereto, including Interchange allocated to the Accounts in accordance with Section 5.1(l) from time to time; provided, however, that Principal Receivables originated after the occurrence of an Insolvency Event with respect to RPA Seller shall not be conveyed hereunder.

(b) RPA Seller agrees (i) to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Receivables now existing and hereafter created, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the conveyance of the Receivables and the Related Assets to Purchaser and the first priority nature of Purchaser’s interest in the Receivables and the Related Assets and to deliver a file-stamped copy of such financing statements or other evidence of such filings to Purchaser (which evidence may, for purposes of this Section 2.1, consist of telephone confirmation of such filing to Purchaser, followed by delivery of a file stamped copy to Purchaser as soon as is practicable after filing) on or prior to the Effective Date, and in the case of any continuation statements filed pursuant to this Section 2.1, as soon as practicable after receipt thereof by RPA Seller.

(c) RPA Seller further agrees, at its own expense, (i) on or prior to (A) the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date, in the case of any Accounts designated pursuant hereto prior to such date, (B) the applicable Addition Date, in the case of Supplemental Accounts, and (C) the applicable Removal Date, in the case of Removed Accounts, to indicate in its appropriate computer files that Receivables created in connection with the Accounts (other than Removed Accounts) have been sold to Purchaser pursuant to this Agreement, transferred by Purchaser to the Trust pursuant to the Transfer and Servicing Agreement and pledged to the Indenture Trustee pursuant to the Indenture (or conveyed to the Transferor or its designee in accordance with Section 2.7 of the Transfer and Servicing Agreement, in the case of Removed Accounts) by including in such computer files the code identifying each such Account (or, in the case of Removed Accounts, either including such a code identifying the Removed Accounts only if the removal occurs prior to the Automatic Addition Termination Date or Automatic Addition Suspension Date or subsequent to a Restart Date, or deleting such code thereafter) and (ii) on or prior to the date referred to in clauses (i)(A), (B) or (C), as applicable, to deliver to Purchaser an Account Schedule (provided that such Account Schedule shall be provided in respect of Automatic Additional Accounts on or prior to the Determination Date relating to the Monthly Period during which the respective Addition Dates occur) specifying for each such Account, as of the Automatic Addition Termination Date or Automatic Addition Suspension Date, in the case of clause (i)(A), the applicable Addition Cut Off Date, in the case of Supplemental Accounts, and the Removal Date, in the case of Removed Accounts, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables in such Account. Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, RPA Seller further agrees not to alter such code or other notation during the term of this Agreement unless and until (x) such Account becomes a Removed Account, (y) a Restart Date has occurred on which Purchaser starts including Automatic Additional Accounts as Accounts or (z) RPA Seller shall have delivered to Purchaser and the Indenture Trustee at least 30 days prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the respective interests of Purchaser, the Trust and the Indenture Trustee in the Receivables and other Trust Assets to continue to be perfected with the priority required by this Agreement, the Transfer and Servicing Agreement and the Indenture, respectively.

(d) It is the intention of the parties hereto that the conveyances of the Receivables and the other Related Assets by RPA Seller to Purchaser as provided in this Section 2.1 be, and be construed as, an absolute sales or capital contributions, including for accounting purposes, without recourse except as explicitly provided herein, of the Receivables and the other Related Assets by RPA Seller to Purchaser. Furthermore, it is not intended that such conveyance be deemed a pledge of the Receivables and the other Related Assets by RPA Seller to Purchaser to secure a debt or other obligation of RPA Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.1 is determined to be a transfer for security, then this Agreement shall also be deemed to be a security agreement and RPA Seller hereby grants to Purchaser a security interest in all of RPA Seller’s right, title and interest, whether now owned or hereafter acquired, in and to the Receivables and the other Related Assets.

Section 2.2 Addition of Additional Accounts.

(a) Required Additions. If Purchaser is required, pursuant to Section 2.6 of the Transfer and Servicing Agreement, to designate additional Eligible Accounts as Supplemental Accounts or to convey Participation Interests to the Trust, Purchaser shall so notify RPA Seller. RPA Seller shall designate such Eligible Accounts as Supplemental Accounts and shall convey to Purchaser Receivables in such Supplemental Accounts or (if it so elects) shall convey such Participation Interests to Purchaser, subject to the same qualifications and restrictions as are set forth in Section 2.6 of the Transfer and Servicing Agreement, as applicable, with respect to Purchaser; provided, however, that the failure of RPA Seller to transfer Receivables or Participation Interests to Purchaser as provided in this paragraph solely as a result of the unavailability of a sufficient amount of Eligible Receivables shall not constitute a breach of this Agreement; provided further, that any such failure which has not been timely cured will nevertheless result in the occurrence of an Early Amortization Event with respect to each Series for which, pursuant to the Indenture Supplement therefor, a failure by Purchaser to convey Receivables in Additional Accounts or Participation Interests to the Trust by the day on which it is required to convey such Receivables or Participation Interests constitutes an “Early Amortization Event” (as defined in such Indenture Supplement) after passage of any applicable grace period specified in the related Indenture Supplement.

(b) Permitted Additions. Subject to the restrictions and qualifications set forth in Section 2.6 of the Transfer and Servicing Agreement, Purchaser shall exercise its rights to designate additional Eligible Accounts as Supplemental Accounts or Automatic Additional Accounts pursuant to Sections 2.6(a) and (c) of the Transfer and Servicing Agreement when requested to do so by RPA Seller.

(c) Additional Approved Portfolios. Subject to the restrictions and qualifications set forth in Section 2.6 of the Transfer and Servicing Agreement, Purchaser shall exercise its rights to designate additional portfolios of accounts as “Approved Portfolios” when requested to do so by RPA Seller.

(d) Delivery of Documents. RPA Seller agrees to provide to Purchaser such information, certificates, financing statements, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.6 of the Transfer and Servicing Agreement with respect to Supplemental Accounts, Automatic Additional Accounts or Participation Interests of RPA Seller. In the case of the designation of Supplemental Accounts, RPA Seller shall deliver to Purchaser on the date specified in Section 2.1(c) (i) the computer file, compact disc or other written list or electronic file required to be delivered pursuant to Section 1.1 with respect to such Supplemental Accounts and (ii) a duly executed, written assignment, substantially in the form of Exhibit A (the “Supplemental Conveyance”).

(e) Representations and Warranties. In connection with the designation of any Eligible Account as a Supplemental Account, the conveyance of any Participation Interests to Purchaser, RPA Seller shall represent and warrant that:

(i) each Supplemental Account is, as of the Addition Date, an Eligible Account, and each Receivable in such Supplemental Account is, as of the Addition Cut Off Date, an Eligible Receivable; no selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser or the Holders were utilized in selecting the Additional Accounts from the available Eligible Accounts in an Approved Portfolio; and that as of the Addition Date, RPA Seller is not insolvent; and

(ii) as of the Addition Date, the Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in and to the Receivables and the Related Assets then existing and thereafter created from time to time in the Supplemental Accounts, and such property will be held by Purchaser free and clear of any Lien (other than Liens permitted by Section 2.5(b) of the Transfer and Servicing Agreement).

Section 2.3 Removal of Accounts. Purchaser may remove Accounts from the Trust in accordance with Section 2.7 of the Transfer and Servicing Agreement. On each day on which Accounts are removed from the Trust pursuant to Section 2.7 of the Transfer and Servicing Agreement, RPA Seller and Purchaser may, but shall not be required to, by mutual agreement, remove Accounts from the operation of this Agreement. RPA Seller agrees to provide to Purchaser such information, certificates, financing statement, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.7 of the Transfer and Servicing Agreement with respect to the removal of Accounts.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.1 Purchase Price.

(a) The “Purchase Price” for the Receivables (including Receivables in Additional Accounts) to be conveyed to Purchaser under this Agreement that come into existence on or after the Effective Date shall be payable on each Business Day on which such Receivables are conveyed by RPA Seller to Purchaser in an amount equal to 100% of the Principal Receivables so conveyed, adjusted from time to time with respect to Principal Receivables originated hereafter to reflect such factors as RPA Seller and Purchaser mutually agree will result in a Purchase Price determined to approximate the fair market value of such Principal Receivables. If and to the extent that Purchaser shall not have funds available to pay RPA Seller the Purchase Price for the Receivables transferred on any day, an amount equal to the portion of the Purchase Price for such Receivables for which Purchaser shall not have funds shall be deemed to be a borrowing by Purchaser from RPA Seller under the Subordinated Note in the amount of such deficiency; provided that no borrowing may be made under the Subordinated Note if, after giving effect to such borrowing, Purchaser Tangible Equity would be less than Required Purchaser Tangible Equity; and provided, further, that RPA Seller may, in its discretion, contribute Receivables on any Business Day and the Purchase Price of such Receivables shall be deemed to be a capital contribution from RPA Seller to Purchaser.

(b) RPA Seller is hereby authorized by Purchaser to endorse on the schedule attached to the Subordinated Note (or a continuation of such schedule attached thereto and made a part thereof) an appropriate notation evidencing the date and amount of each borrowing thereunder, as well as the date and amount of each payment made with respect thereto; provided that the failure of any Person to make such a notation shall not affect any obligations of Purchaser thereunder.

(c) Subject to the terms and conditions of the Subordinated Note, all borrowings thereunder shall be as follows:

(i) All amounts paid by Purchaser with respect to the Subordinated Note shall be allocated first to the repayment of accrued interest until all such interest is paid, and then to the outstanding principal amount of the Subordinated Note.

(ii) The outstanding principal amount of the Subordinated Note shall bear interest at a fixed rate per annum of 10% from the Effective Date, calculated based on a 360-day year consistently of twelve thirty-day months, or such other rate as shall be agreed upon by RPA Seller and Purchaser on an arms-length basis from time to time (such rate as in effect from time to time, the “Subordinated Note Rate”). Interest on the Subordinated Note shall be payable on the 15th day of each calendar month during which amounts are outstanding thereunder, or if the 15th is not a Business Day, the next succeeding Business Day (each such date, an “Interest Payment Date”). If on any Interest Payment Date, the amount of funds available to pay interest on the Subordinated Note is insufficient to pay any amount due under the Subordinated Note, then interest shall be payable only to the extent funds are available thereof. All interest in the Subordinated Note that is not paid when due pursuant to this paragraph shall be payable on the next Interest Payment Date on which funds are available therefore and all such unpaid interest shall accrue interest at the Subordinated Note Rate until paid in full.

(iii) Purchaser may at its option, prepay the Subordinated Note at any time and from time to time; provided that in no event shall RPA Seller or any holder of the Subordinated Note have any right to demand any payment of principal under the Subordinated Note prior to the date that is one year and one day after the latest occurring Series Termination Date for any Series of Notes (the “Subordinated Note Maturity Date”).

Section 3.2 Adjustments to Purchase Price. During any Monthly Period, if Servicer adjusts downward the amount of any Receivable because of a rebate, refund, unauthorized charge or billing error to an accountholder, or because such Receivable was created in respect of merchandise which was refused or returned by an accountholder, or if Servicer otherwise adjusts downward the amount of any Receivable without receiving Collections therefor or charging off such amount as uncollectible, then the Purchase Price shall be reduced as provided below (a “Credit Adjustment”). The amount of such Credit Adjustment with respect to any Receivable adjusted downward as described in the preceding sentence, shall be equal to the amount of such adjustment. The amount of any Credit Adjustment may be offset against any amounts due from Purchaser to RPA Seller on such day; provided that, subject to the following proviso, RPA Seller shall not be obligated to make any cash payment with respect to a Credit Adjustment until the Distribution Date following the Monthly Period in which such Credit Adjustment arose in accordance with Section 3.3; provided, further, that, if, as a result of the occurrence of any event giving rise to a Credit Adjustment, Purchaser is required to deposit funds into the Excess Funding Account pursuant to Section 3.9 of the Transfer and Servicing Agreement, RPA Seller shall pay Purchaser the amount by which the Purchase Price would be reduced in immediately available funds on or before the date Purchaser is required to make such deposit to the Excess Funding Account. To secure its obligations to make the payments required by the preceding sentence, RPA Seller hereby grants to Purchaser and its assigns, a security interest in (i) its rights to receive payments from any Merchant under any Account Processing Agreement on account of rebates, refunds, unauthorized charges, refused or returned merchandise or any other event or circumstance that causes Servicer to adjust downward the amount of any Receivable without receiving Collections therefor or charging off such amount as uncollectible (“Merchant Adjustment Payments”), (ii) any collateral security granted to, or guaranty for the benefit of, RPA Seller with respect to Merchant Adjustment Payments, (iii) all amounts received from any Merchant on account of Merchant Adjustment Payments and (iv) all proceeds of such rights and such amounts.

Section 3.3 Settlement and Ongoing Payment of Purchase Price. On each Distribution Date, RPA Seller shall deliver a settlement statement (the “Settlement Statement”), showing the aggregate Purchase Price of Receivables conveyed to Purchaser during the prior Monthly Period (or, with respect to the first Distribution Date following the Effective Date, the period from and including the Effective Date through the last day of the calendar month preceding such Distribution Date), and the amount which remains unpaid as Credit Adjustments made with respect to such period pursuant to Section 3.2 or any adjustment to the Purchase Price of Receivables with respect to such period pursuant to Section 6.1, each of which shall reduce the aggregate Purchase Price payable by Purchaser for such period. Any balance due from Purchaser to RPA Seller shall be paid in accordance with Section 3.1. Any balance due from RPA Seller to Purchaser shall be paid in immediately available funds.

Section 3.4 Netting Arrangements. Except as otherwise required by Section 8.4(a) of the Indenture (with respect to In-Store Payments) and the terms of any Indenture Supplement, RPA Seller may permit or require payments owed by any Merchant with respect to In-Store Payments and Merchant Adjustment Payments to be netted against amounts owed by RPA Seller to that Merchant. RPA Seller shall pay to Purchaser (or, so long as RPA Seller is Servicer, deposit directly into the Collection Account) on each Business Day an amount equal to the aggregate amount of In-Store Payments netted against amounts owed by RPA Seller to the various Merchants on that Business Day. If, however, Purchaser is required under any Indenture Supplement to require RPA Seller to discontinue such netting as to any Merchant, then RPA Seller shall not permit In-Store Payments or Merchant Adjustment Payments to be netted against amounts payable by RPA Seller to that Merchant, but instead RPA Seller shall cause that Merchant to transfer to RPA Seller, not later than the second Business Day following receipt by such Merchant of any In-Store Payments or any event obligating that Merchant to make a Merchant Adjustment Payment, an amount equal to the sum of such In-Store Payments and Merchant Adjustment Payments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of RPA Seller Relating to RPA Seller.

(a) Representations and Warranties. RPA Seller hereby represents and warrants to, and agrees with, Purchaser as of the Effective Date and on each Closing Date, that:

(i) Organization and Good Standing. RPA Seller is a Utah industrial bank validly existing in good standing under the laws of the State of Utah, and has full corporate power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and to execute, deliver and perform its obligations under this Agreement.

(ii) Due Qualification. RPA Seller is duly qualified to do business and is in good standing (or is exempt from such requirements), and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on the interests of Purchaser or the Holders.

(iii) Due Authorization. The execution, delivery and performance of this Agreement and any other document or instrument delivered pursuant hereto (such other documents or instruments, collectively, the “Conveyance Papers”)

and the consummation of the transactions provided for in this Agreement or any other Conveyance Papers have been duly authorized by all necessary corporate action on the part of RPA Seller.

(iv) No Conflict. The execution and delivery of this Agreement and the Conveyance Papers by RPA Seller, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms of this Agreement and the Conveyance Papers applicable to RPA Seller will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which RPA Seller is a party or by which it or any of its properties are bound.

(v) No Violation. The execution, delivery and performance of this Agreement and the Conveyance Papers by RPA Seller and the fulfillment by RPA Seller of the terms hereof and thereof will not conflict with or violate any Requirements of Law applicable to RPA Seller.

(vi) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of RPA Seller, threatened against RPA Seller, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any of the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of RPA Seller, would materially and adversely affect the performance by RPA Seller of its obligations under this Agreement or any of the Conveyance Papers, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any of the Conveyance Papers or (v) seeking to affect adversely the income tax attributes of the Trust under Federal or applicable state income or franchise tax systems.

(vii) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or any governmental body or official required in connection with the execution and delivery by RPA Seller of this Agreement or any of the Conveyance Papers and the performance of the transactions contemplated by this Agreement or any of the Conveyance Papers by RPA Seller have been obtained.

(viii) Insolvency. RPA Seller is not insolvent and no Insolvency Event with respect to RPA Seller has occurred, and the transfer of the Receivables and Related Assets by RPA Seller to Purchaser contemplated hereby has not been made in contemplation of such insolvency or Insolvency Event.

(b) Notice of Breach; Reliance. The representations and warranties of RPA Seller set forth in this Section 4.1 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by RPA Seller set forth in this Section 4.1, the party discovering such breach shall give prompt written notice to the other and to each Enhancement Provider, if any, entitled thereto pursuant to the relevant Indenture Supplement. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Trust pursuant to the Transfer and Servicing Agreement. RPA Seller agrees to cooperate with Purchaser, Servicer and the Indenture Trustee in attempting to cure any such breach.

Section 4.2 Representations and Warranties of RPA Seller Relating to the Agreement and the Receivables.

(a) Representations and Warranties. RPA Seller hereby represents and warrants to Purchaser as of the Effective Date and, with respect to Additional Accounts, as of the related Addition Date that:

(i) this Agreement and, in the case of Supplemental Accounts, the related Supplemental Conveyance, when executed and delivered on behalf of RPA Seller, each constitutes a legal, valid and binding obligation of RPA Seller, enforceable against RPA Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect and by general principles of equity (whether considered in a suit at law or in equity);

(ii) as of the Automatic Addition Termination Date or an Automatic Addition Suspension Date, as of each subsequent Addition Date with respect to Supplemental Accounts, and as of the applicable Removal Date with respect to Removed Accounts, the Account Schedule delivered pursuant to this Agreement, as supplemented to such date, is an accurate and complete listing in all material respects of all the related Accounts as of such Automatic Addition Termination Date or Automatic Addition Suspension Date, the related Addition Cut Off Date or such Removal Date, as the case may be, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of such specified date;

(iii) RPA Seller is the legal and beneficial owner of all right, title and interest in each Receivable and the Related Assets and RPA Seller has the full right, power and authority to transfer the Receivables and the Related Assets pursuant to this Agreement, and each Receivable and the Related Assets conveyed to Purchaser by RPA Seller has been conveyed to Purchaser free and clear of any Lien (other than Liens permitted under Section 2.5(b) of the Transfer and Servicing Agreement) and in compliance, in all material respects, with all Requirements of Law applicable to RPA Seller;

(iv) all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by RPA Seller in connection with the conveyance of the Receivables to Purchaser have been duly obtained, effected or given and are in full force and effect;

(v) this Agreement or, in the case of Supplemental Accounts, the related Supplemental Conveyance, upon execution and delivery on behalf of RPA Seller, constitutes a valid transfer and assignment to Purchaser of all right, title and interest of RPA Seller in and to the Receivables and the other Related Assets, and the Purchaser has a first priority perfected security interest in the Receivables and the Related Assets;

(vi) except as otherwise expressly provided in this Agreement, the Transfer and Servicing Agreement, the Indenture or any Indenture Supplement neither RPA Seller nor any Person claiming through or under RPA Seller has any claim to or interest in the Collection Account, the Excess Funding Account, any Series Account or any Enhancement;

(vii) with respect to each Automatic Additional Account, on the date of its creation or, if later, the date it otherwise becomes an Automatic Additional Account, and with respect to each Supplemental Account, on the related Addition Cut Off Date each such Account is classified as an Eligible Account;

(viii) on the date of creation of each Automatic Additional Account or, if later, on the date the related account otherwise becomes an Automatic Additional Account, each Receivable contained in such Automatic Additional Account is an Eligible Receivable and, on the applicable Addition Cut Off Date, each Receivable contained in any related Supplemental Account is an Eligible Receivable; and

(ix) as of the date of the transfer of any Receivable to Purchaser, such Receivable to the Purchaser is an Eligible Receivable.

(b) Perfection Representations and Warranties. Debtor hereby makes the Perfection Representations and Warranties to the Secured Party. For purposes of this Section 4.2(b): Debtor shall mean RPA Seller, Secured Party shall mean Transferor, and Specified Agreement shall mean this Receivables Purchase Agreement. The rights and remedies with respect to any breach of the Perfection Representations and Warranties made under this Section 4.2(b) shall be continuing and shall survive any termination of the Specified Agreement. Secured Party shall not waive a breach of any

Perfection Representation and Warranty. In order to evidence the interests of Debtor and Secured Party under the Specified Agreement, the Debtor shall, from time to time take such action, and execute and deliver such instruments as are necessary in order to maintain and perfect, as a first priority interest, the Secured Party’s security interest in the Receivables. The Debtor hereby authorizes Purchaser and Servicer to file any financing statements and amendments thereto under the UCC as may be required to be filed pursuant to the preceding sentence, or as may be necessary or advisable to perfect the transfer of the Receivables and the Related Assets to the Purchaser.

(c) Notice of Breach; Reliance. The representations and warranties of RPA Seller set forth in this Section 4.2 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by RPA Seller set forth in this Section 4.2, the party discovering such breach shall give prompt written notice to the other. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Trust pursuant to the Transfer and Servicing Agreement. RPA Seller agrees to cooperate with Purchaser, Servicer and the Indenture Trustee in attempting to cure any such breach.

Section 4.3 Representations and Warranties of Purchaser.

(a) Representations and Warranties. As of the Effective Date and each Closing Date, Purchaser hereby represents and warrants to, and agrees with, RPA Seller that:

(i) Organization and Good Standing. Purchaser is a limited liability company validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and conduct its business as presently owned and conducted and to execute, deliver and perform its obligations under this Agreement and the Conveyance Papers.

(ii) Due Authorization. The execution and delivery of this Agreement and the Conveyance Papers and the consummation of the transactions provided for in this Agreement and the Conveyance Papers have been duly authorized by Purchaser by all necessary limited liability company action on the part of Purchaser.

(iii) No Conflict. The execution and delivery of this Agreement and the Conveyance Papers, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.

(iv) No Violation. The execution, delivery and performance of this Agreement and the Conveyance Papers by Purchaser and the fulfillment by Purchaser of the terms contemplated herein and therein will not conflict with or violate any Requirements of Law applicable to Purchaser.

(v) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any of the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under this Agreement or any of the Conveyance Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any of the Conveyance Papers.

(vi) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required in connection with the execution and delivery by Purchaser of this Agreement and Conveyance Papers, the performance by Purchaser of the transactions contemplated by this Agreement and the Conveyance Papers and the fulfillment by Purchaser of the terms hereof and thereof, have been obtained.

(b) Notice of Breach. The representations and warranties of RPA Seller set forth in this Section 4.3 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by Purchaser set forth in this Section 4.3, the party discovering such breach shall give prompt written notice to the Indenture Trustee. Purchaser agrees to cooperate with RPA Seller, Servicer and Indenture Trustee in attempting to cure any such breach. For purposes of the representations and warranties set forth in this Section 4.3, each reference to an Indenture Supplement shall be deemed to refer only to those Indenture Supplements in effect as of the relevant Closing Date.

ARTICLE V

COVENANTS

Section 5.1 RPA Seller Covenants. RPA Seller hereby covenants and agrees with Purchaser as follows:

(a) Receivables not to be Evidenced by Promissory Notes. Except in connection with the enforcement or collection of an Account, RPA Seller will take no action to cause any Receivable transferred by it pursuant hereto to be evidenced by any instrument or chattel paper and, if any such Receivable is so evidenced (whether or not in connection with the enforcement or collection of an Account), it shall be deemed to be an Ineligible Receivable in accordance with Section 6.1.

(b) Security Interests. Except for the conveyances hereunder or as otherwise provided herein, RPA Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist, any Lien on any Receivable or any Related Asset, whether now existing or hereafter created, or any interest therein; and RPA Seller will immediately notify Purchaser of the existence of any Lien on any Receivable of which RPA Seller has knowledge; and RPA Seller shall defend the right, title and interest of Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under RPA Seller; provided that nothing in this Section 5.1(b) shall prevent or be deemed to prohibit RPA Seller from suffering to exist upon any of the Receivables any Lien that is permitted by Section 2.5(b) of the Transfer and Servicing Agreement.

(c) Delivery of Collections or Recoveries. If RPA Seller receives Collections or Recoveries, RPA Seller agrees to pay to Purchaser (or the Servicer if Purchaser so directs) all such Collections and Recoveries as soon as practicable after receipt thereof but in no event later than two Business Days after the Date of Processing by RPA Seller; provided that for so long as RPA Seller is acting as Servicer pursuant to the Transfer and Servicing Agreement, RPA Seller shall apply Collections and Recoveries received by it in accordance with the Transfer and Servicing Agreement.

(d) Notice of Liens. RPA Seller shall notify Purchaser promptly after becoming aware of any Lien on any Receivable other than the conveyances hereunder, the Transfer and Servicing Agreement or the Indenture or any Lien permitted under Section 5.1(b) hereof or Section 2.5(b) of the Transfer and Servicing Agreement.

(e) Documentation of Transfer. RPA Seller shall cause to be executed, filed and delivered to Trustee (with copies to Purchaser) any documents (including financing statements and/or continuation statements under the UCC) that would be necessary to perfect and maintain the security interest (and its priority) in and to the Receivables and the Related Assets contemplated by this Agreement.

(f) Approval. The execution, delivery and performance of RPA Seller’s obligations under this Agreement, and the transactions contemplated hereby, have been duly approved by RPA Seller’s Board of Directors.

(g) Sale. RPA Seller agrees to treat the conveyance of the Receivables to Purchaser hereunder as a sale for all purposes.

(h) Continuous Perfection. RPA Seller shall not change its name, type or jurisdiction of organization, or organizational identification number unless RPA Seller shall have delivered to Purchaser at least 30 days prior written notice thereof and, no later than 30 days after making such change, shall have taken all action necessary or advisable to maintain the perfection and priority of the transfer of the Receivables and the Related Assets to the Purchaser.

(i) Account Agreements and Account Guidelines. RPA Seller shall comply with and perform its obligations under the Account Agreements relating to the Accounts and the Account Guidelines except insofar as any failure to comply or perform would not materially or adversely affect the rights of the Trust, or the Noteholders. RPA Seller may change the terms and provisions of the Account Agreements or the Account Guidelines in any respect (including the reduction of the required minimum monthly payment, the calculation of the amount, or the timing, of charge offs and Periodic Finance Charges and other fees assessed thereon), but only if such change is made applicable to any comparable segment of the revolving credit accounts owned and serviced by RPA Seller which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship or other agreement between RPA Seller and an unrelated third party or by the terms of the Account Agreements. In addition, except as otherwise required by any Requirement of Law, or as is deemed by RPA Seller to be necessary in order for RPA Seller to maintain its credit business, based upon a good faith assessment by RPA Seller, in its sole discretion, of the nature of the competition in the credit business, RPA Seller shall not at any time reduce the Periodic Finance Charges assessed on any Receivable or other fees on any Account if, as a result of such reduction, Transferor’s reasonable expectation of the Portfolio Yield (as defined in any Indenture Supplement) as of such date would be less than the then Base Rate (as defined in such Indenture Supplement).

(j) Insured Status under the FDIA. RPA Seller shall preserve its status as an insured bank under the FDIA in accordance with the provisions of the FDIA and FDIC regulations.

(k) Separate Corporate Existence. The RPA Seller hereby acknowledges that the Indenture Trustee, the Holders and the Trust are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon Purchaser’s identity as a legal entity separate from RPA Seller, the Servicer and any other Person. Therefore, RPA Seller shall take all reasonable steps to maintain its existence as a corporation separate and apart from Purchaser and to make it apparent to third parties that the is an entity with assets and liabilities distinct from those of Purchaser and that Purchaser is not a division of RPA Seller.

(l) Interchange.

(i) On or prior to each Determination Date, RPA Seller shall notify the Servicer of the “Account Interchange Amount”, which amount shall be equal to the product of:

(A) The total amount of Interchange paid to RPA Seller during the preceding Monthly Period; and

(B) A fraction the numerator of which is the volume during the preceding Monthly Period of sales net of cash advances on the Accounts in all Co-Branded Programs and the denominator of which is the amount of sales net of cash advances during such Monthly Period on all credit card accounts owned by RPA Seller in all Co-Branded Programs that are Approved Portfolios;

or such other amount as RPA Seller may reasonably calculate or estimate as Interchange attributable to the Accounts.

(ii) On each Transfer Date, RPA Seller shall pay to the Servicer the Account Interchange Amount and such amount shall be treated as Collections of Finance Charge Receivables for the related Monthly Period.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.1 Reassignment of Ineligible Receivables. If any representation or warranty under Section 4.2(a)(ii), (iii), (iv), (vii), (viii) or (ix) is not true and correct in any material respect as of the date specified therein with respect to any Receivable or any related Account and, as a result thereof, the Purchaser is required to accept a reassignment of Ineligible Receivables pursuant to Section 2.4(d) of the Transfer and Servicing Agreement, RPA Seller shall pay to Purchaser an amount in cash equal to the Purchase Price paid for any such Ineligible Receivable by Purchaser to RPA Seller (including any portion thereof deemed to be a borrowing under the Subordinated Note or deemed to be a capital contribution from RPA Seller to Purchaser). Such amount may be offset against any amounts due from Purchaser to RPA Seller with respect to the Purchase Price for Receivables sold to Purchaser on such day; provided that RPA Seller shall not be obligated to make any such cash payment until the Distribution Date following a Monthly Period with respect to amounts owing for such Monthly Period in accordance with Section 3.3. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections or failure to meet the conditions set forth in the definition in the Indenture of Eligible Receivable with respect to such Receivable available to Purchaser.

Section 6.2 Reassignment of Holders’ Interest in Trust Portfolio. If any representation or warranty set forth in Section 4.1(a)(i), (ii) or (iii) or Section 4.2(a)(i), (v) or (vi) is not true and correct in any material respect and, as a result thereof, the Purchaser is required to accept a reassignment of the Receivables transferred to the Trust by Purchaser pursuant to Section 2.4(f) of the Transfer and Servicing Agreement, RPA Seller shall be obligated to accept a reassignment of Purchaser’s interest in such Receivables on the terms set forth below.

RPA Seller shall pay to Purchaser by depositing in the Collection Account in same-day funds, not later than 10:00 A.M. New York City time, on the Transfer Date following the Monthly Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the Portfolio Reassignment Price. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections available to Purchaser.

Section 6.3 Conveyance of Reassigned Receivables. Upon the request of RPA Seller, Purchaser shall execute and deliver to RPA Seller a reconveyance substantially in such form and upon such terms as shall be acceptable to RPA Seller, pursuant to which Purchaser evidences the conveyance to RPA Seller of all of Purchaser’s right, title, and interest in any Receivables reconveyed to RPA Seller pursuant to Sections 6.1 and 6.2. Purchaser shall execute such other documents or instruments of conveyance or take such other actions as RPA Seller may reasonably require to effect any repurchase of Receivables pursuant to this Article VI.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Purchaser’s Obligation to Purchase Receivables on Effective Date. The obligations of the Purchaser to purchase the Receivables arising in the Initial Accounts on the Effective Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of the RPA Seller contained in this Agreement shall be true and correct on the Effective Date with the same effect as though such representations and warranties had been made on such date;

(b) All information concerning the Accounts provided to the Purchaser shall be true and correct as of the Effective Date in all material respects;

(c) The RPA Seller shall have (i) delivered to Purchaser a computer file, compact disc or other written list or electronic file containing the information required by Section 2.01(c) and (ii) substantially performed all other obligations required to be performed by the provisions of this Agreement;

(d) RPA Seller shall have recorded and filed, at its expense, any UCC-1 or other financing statement as required as of the Effective Date pursuant to Section 2.1(b); and

(e) On or before the Effective Date, (i) the Purchaser and the Owner Trustee shall have entered into the Trust Agreement, (ii) the RPA Seller, the Purchaser and the Trust shall have entered into the Transfer and Servicing Agreement, (iii) the Trust and the Indenture Trustee shall have entered into the Indenture, and (iv) the closing under all such agreements shall take place simultaneously with the initial closing hereunder.

Section 7.2 Conditions to Purchaser’s Obligations Regarding Additional Receivables. The obligations of Purchaser to purchase any Receivables created on or after the Effective Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of RPA Seller contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such purchase (unless any representation or warranty relates solely to a specific earlier date, in which case it shall be true and correct in all material respects as of such earlier date);

(b) All information (concerning any Account to which such Receivables relate) provided to Purchaser shall be true and correct in all material respects as of the date of such purchase; and

(c) RPA Seller shall have recorded and filed, at its expense, any UCC-1 or other financing statement as required as of the date of such purchase pursuant to Section 2.1(b).

Section 7.3 Conditions Precedent to Obligations of RPA Seller. The obligations of RPA Seller to sell on any date Receivables shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such sale (unless any representation or warranty relates solely to a specific earlier date, in which case it shall be true and correct in all material respects as of such earlier date); and

(b) Payment or provision for payment of the Purchase Price in accordance with the provision of Sections 3.1, 3.2 and 3.3 hereof shall have been made.

ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.1 Term. This Agreement shall commence as of the Effective Date and shall continue until the termination of the Trust as provided in Section 8.1 of the Trust Agreement.

Section 8.2 Purchase Termination. If an Insolvency Event shall occur with respect to RPA Seller, then RPA Seller shall immediately cease to transfer Principal Receivables to Purchaser and shall promptly give notice to Purchaser and the Indenture Trustee of such Insolvency Event. Notwithstanding any cessation of the transfer to Purchaser of additional Principal Receivables, Principal Receivables transferred to Purchaser prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge Receivables whenever created, accrued in respect of such Principal Receivables, shall continue to be property of Purchaser transferable by Purchaser to the Trust pursuant to the Transfer and Servicing Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. This Agreement and any Conveyance Papers and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and RPA Seller in accordance with this Section 9.1. This Agreement and any Conveyance Papers may be amended from time to time by Purchaser and RPA Seller (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any such other Conveyance Papers, (iii) to add any other provisions with respect to matters or questions arising under this Agreement or any Conveyance Papers that shall not be inconsistent with the provisions of this Agreement or any Conveyance Papers, (iv) to change or modify the Purchase Price, (v) to provide for the transfer by RPA Seller or Purchaser of its interest in and to all or part of the Accounts in accordance with the provisions of the Transfer and Servicing Agreement (if such transfer is for less than all of the Accounts, the respective rights, duties and obligations of Purchaser, RPA Seller and Servicer will be determined at the time of such transfer); provided that no amendment pursuant to clause (vi) of this Section 9.1 shall be effective unless RPA Seller and Purchaser have been notified in writing that the Rating Agency Condition has been satisfied and (vi) to change, modify, delete or add any other provision of this Agreement or any Conveyance Paper. Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement. A copy of any amendment to this Agreement shall be sent to Indenture Trustee and each Rating Agency.

SECTION 9.2 GOVERNING LAW. THIS AGREEMENT AND THE CONVEYANCE PAPERS SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.3 Notices. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by registered mail, return receipt requested, or sent by facsimile transmission to (a) in the case of Purchaser, to World Financial Capital Credit Company, LLC, 2855 East Cottonwood Parkway, Suite 600, Salt Lake City, Utah 84121, Attention: President, (b) in the case of RPA Seller, to World Financial Capital Bank, 2855 East Cottonwood Parkway, Suite 600, Salt Lake City, Utah 84121, Attention: President, (c) in the case of the Indenture Trustee, at the Corporate Trust Office and (d) in the case of the Rating Agency for a particular Series, the address, if any, specified in the Indenture Supplement relating to such Series.

Section 9.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement or any Conveyance Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Conveyance Paper.

Section 9.5 Merger or Consolidation of, or Assumption of the Obligations of, RPA Seller. (a) RPA Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i) the Person formed by such consolidation or into which RPA Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of RPA Seller substantially as an entirety shall be, if RPA Seller is not the surviving entity, an entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if RPA Seller is not the surviving entity, such entity shall expressly assume, by an agreement supplemental hereto, executed and delivered to Purchaser, in form reasonably satisfactory to Purchaser, the performance of every covenant and obligation of RPA Seller hereunder;

(ii) RPA Seller has delivered to Purchaser (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(iii) RPA Seller shall have delivered to Purchaser and each Rating Agency a Tax Opinion, dated the date of such consolidation, merger, conveyance or transfer, with respect thereto, an opinion as to the matters described in numbered paragraphs 3 and 4 of Exhibit D to the Transfer and Servicing Agreement;

(iv) if RPA Seller is not the surviving entity, the surviving entity shall file new UCC-1 financing statements necessary or advisable to perfect the transfer of the Receivables and the Related Assets to the Purchaser; and

(v) satisfaction of the Rating Agency Condition.

(b) This Section 9.5 shall not be construed to prohibit or in any way limit RPA Seller’s ability to effectuate any consolidation or merger pursuant to which RPA Seller would be surviving entity.

(c) RPA Seller shall notify each Rating Agency promptly after any consolidation, merger, conveyance or transfer effected pursuant to this Section 9.5;

(d) The obligations of RPA Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of RPA Seller hereunder except in each case in accordance with the provisions of the foregoing paragraphs.

Section 9.6 Acknowledgement and Agreement of RPA Seller. By execution below, RPA Seller expressly acknowledges and agrees that all of Purchaser’s right, title, and interest in, to, and under this Agreement, including all of Purchaser’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, will be assigned by Purchaser to the Trust, and RPA Seller consents to such assignment and agrees and acknowledges that the provisions of this Agreement and any Supplemental Conveyance may be enforced directly against the RPA Seller by the Issuer or the Indenture Trustee. Additionally, RPA Seller agrees for the benefit of the Holders and the Trust that any amounts payable by RPA Seller to Purchaser hereunder which are to be paid by Purchaser to the Trust shall be paid by RPA Seller, on behalf of Purchaser, directly to the Trust or the Servicer. Any payment required to be made on or before a specified date in same-day funds may be made on the prior business day in next-day funds.

(a) To the extent that RPA Seller retains any interest in the Receivables now existing and arising from time to time in the Accounts and the Related Assets, RPA Seller hereby grants to the Indenture Trustee for benefit of the Noteholders, a security interest in all of RPA Seller’s right, title and interest, whether now owned or hereafter arising, in, to and under (i) the Receivables existing at the opening of business on the Effective Date and arising from the Accounts and all Related Assets with respect to such Receivables and (ii) the Receivables now existing and arising from time to time in the Accounts and the Related Assets with respect thereto, (iii) its right to receive Merchant Adjustment Payments from any Merchant, (iv) any collateral security granted to, or guaranty for the benefit of, RPA Seller with respect to Merchant Adjustment Payments, (v) all amounts received from any Merchant on account of Merchant Adjustment Payments and (vi) all proceeds of such rights and such amounts, to secure the performance of all of the obligations of RPA Seller hereunder, under the Indenture and the other Transaction Documents.

Section 9.7 Further Assurances. Each of Purchaser and RPA Seller agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by each other and by their respective permitted successors and assigns in order to more fully to effect the purposes of this Agreement and the Conveyance Papers, including the authorization or execution of any UCC financing statements or continuation statements or equivalent documents relating to the Receivables and the Related Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 9.8 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, RPA Seller shall not, at any time, institute against, solicit or join or cooperate with or encourage any institution against Purchaser of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any United States federal or state bankruptcy or similar law.

Section 9.9 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser or RPA Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.10 Counterparts. This Agreement and all Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11 Binding Third-Party Beneficiaries. This Agreement and the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The parties hereto intend that the Trust, the Owner Trustee, and the Indenture Trustee shall be third-party beneficiaries of this Agreement.

Section 9.12 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Conveyance Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Conveyance Papers.

Section 9.13 Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

IN WITNESS WHEREOF, Purchaser and RPA Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WORLD FINANCIAL CAPITAL CREDIT COMPANY, LLC, as Purchaser

By:	/s/ Peter Justin Crowley
Name:	Peter Justin Crowley
Title:	Vice President

WORLD FINANCIAL CAPITAL BANK, as RPA Seller

By:	/s/ Marvin Corne
Name:	Marvin Corne
Title:	Chief Executive Officer and President

Acknowledged and Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Michelle Moeller
Name:	Michelle Moeller
Title:	Assistant Vice President